================================================================================
                                                    Registration No. ___________


                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D. C. 20549

                                    FORM S-3

                             REGISTRATION STATEMENT

                                      UNDER
                           THE SECURITIES ACT OF 1933

                               GMX RESOURCES INC.
             (Exact Name of Registrant as specified in its charters)


          Oklahoma                                      73-1534474
(State or other jurisdiction                (I.R.S. Employer Identification No.)
      of incorporation)

                         9400 North Broadway, Suite 600
                          Oklahoma City, Oklahoma 73114
                                 (405) 600-0711
          (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)


                              Ken L. Kenworthy, Sr.
                         9400 North Broadway, Suite 600
                          Oklahoma City, Oklahoma 73114
                                 (405) 600-0711
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)


                                   Copies to:

                                Jeffrey T. Hills
                                 Crowe & Dunlevy
                              500 Kennedy Building
                                321 South Boston
                              Tulsa, Oklahoma 74103
                                 (918) 592-9800

================================================================================

Approximate date of commencement of proposed sale to the public: As soon as practicable, after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [ ]


                         CALCULATION OF REGISTRATION FEE

                                     PROPOSED      PROPOSED
TITLE OF EACH                         MAXIMUM       MAXIMUM
  CLASS OF                           OFFERING      AGGREGATE
SECURITIES TO       AMOUNT TO BE     PRICE PER     OFFERING        AMOUNT OF
BE REGISTERED        REGISTERED        SHARE         PRICE      REGISTRATION FEE

Common Stock,      1,107,215(1)(2)    $12.00    $13,286,580.00     $1,563.83
$0.001 par value

(1) Issuable upon exercise of Class A Warrants for the purchase of 1,107,215 shares of common stock. Offering price based on exercise price of the Class A Warrants.

(2) Pursuant to Rule 416 under the Securities Act, this Registration Statement also relates to an indeterminate number of shares of common stock, which are issuable upon stock splits, stock dividends, recapitalizations or other similar transactions.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION (THE "COMMISSION"), ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES, AND WE ARE NOT SOLICITING OFFERS TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.


                   SUBJECT TO COMPLETION, DATED MARCH 9, 2005

PROSPECTUS

                               GMX RESOURCES INC.

                        1,107,215 SHARES OF COMMON STOCK

     GMX Resources Inc. ("GMX," "we," or the "Company") may offer and sell from time to time under this prospectus up to 1,107,215 shares of our common stock upon the exercise of Class A warrants to purchase up to 1,107,215 shares of our common stock with an exercise price of $12.00 per share (the "Class A Warrants").

     Our common stock is listed on the Nasdaq National Market under the symbol "GMXR." On March 4, 2005, the last reported sale price of our common stock on the Nasdaq National Market was $12.52 per share.

     INVESTING IN OUR WARRANTS AND COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 2 FOR INFORMATION YOU SHOULD CONSIDER BEFORE BUYING OUR SECURITIES.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                   This prospectus is dated March ____, 2005.

                                TABLE OF CONTENTS

                                                                    Page

     About Our Company                                                1
     The Offering                                                     1
     Risk Factors                                                     1
     Note Regarding Forward-Looking Statements                        1
     Use of Proceeds                                                  2
     Plan of Distribution                                             2
     Legal Matters                                                    2
     Experts                                                          2
     Incorporation of Certain Information by Reference                3
     Disclosure of Commission Position on Indemnification
       for Securities Act Liabilities                                 4
     Where You Can Find More Information                              5


     No dealer, salesperson or other person is authorized to give any information or to represent anything not contained or incorporated by reference in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

                                ABOUT OUR COMPANY

     GMX is an independent natural gas production company headquartered in Oklahoma City, Oklahoma. GMX currently has producing wells in Texas & Louisiana, proved developed non-producing reservoirs, proved undeveloped locations and other development locations. GMX currently has net acreage on the Sabine Uplift of East Texas and producing wells in New Mexico. The Company's strategy is to significantly increase production, revenues and reinvest in increasing production. GMX's goal is to grow and build shareholder value every day.

     Our principal executive offices are located at 9400 North Broadway, Suite 600, Oklahoma City, Oklahoma 73114, and our telephone number at that address is
(405) 600-0711. We maintain a website on the internet at WWW.GMXRESOURCES.COM. Our website, and the information contained therein, is not a part of this prospectus.

                                  THE OFFERING

     This prospectus relates to 1,107,215 shares of our common stock to be issued by the Company upon exercise of the Class A Warrants described below.

     In February 2001, GMX completed its initial public offering or units consisting of one share of common stock, one Class A Warrant and one Class B warrant. Each Class A Warrant outstanding entitles the holder to purchase one share of our common stock at an exercise price of $12.00 per share. Our Class A Warrants will expire on February 12, 2006. Our Class B warrants expired by their own terms on February 12, 2003.

     This prospectus relates to the shares of common stock issuable upon exercise of the Class A Warrants by holders of the warrants. The shares of common stock issued to the holders exercising the Class A Warrants will be freely tradeable.

                                  RISK FACTORS

     Investing in our securities involves a number of risks. You should carefully consider the risks, uncertainties and assumptions discussed under "Risk Factors" in Part I, Item 6 of our Annual Report on Form 10-KSB for the year ended December 31, 2003, which are incorporated by reference in this prospectus, and which may be amended, supplemented or superseded from time to time by amendments or supplements to the registration statement, of which this prospectus is a part, or by other reports we file under the Securities Exchange Act of 1934, as amended, with the Securities and Exchange Commission in the future.

                    NOTE REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, or the Exchange Act. Forward-looking statements deal with our current plans, intentions, beliefs and expectations and statements of future economic performance. Statements containing terms such as "believes," "does not believe," "plans," "expects," "intends," "estimates," "anticipates" and other phrases of similar meaning involve uncertainty and are forward-looking statements.

     Forward-looking statements are subject to known and unknown risks and uncertainties which may cause our actual results in future periods to differ materially from what is currently anticipated. We make cautionary statements in certain sections of this prospectus, including under "Risk Factors." You should read these cautionary statements as being applicable to all related forward-looking statements wherever they appear in:

     o    this prospectus, and in the materials referred to in this prospectus;
     o    the materials incorporated by reference into this prospectus; and
     o    our press releases.

     No forward-looking statement is a guarantee of future performance and you should not place undue reliance on any forward-looking statement.

                                 USE OF PROCEEDS

     We intend to use any net proceeds received upon exercise of the Class A Warrants for general corporate purposes and working capital requirements.

                              PLAN OF DISTRIBUTION

     The Company may from time to time sell shares of its common stock covered by this prospectus to holders of the Class A Warrants upon exercise of such warrants by the holders. The shares of common stock will be sold as directed by the Company. The Company does not plan to solicit the exercise of any of the Class A Warrants. The Company does not intend to engage underwriters or others to assist the Company or to facilitate the sales of the common stock covered by this prospectus.

                                  LEGAL MATTERS

     The validity of the securities offered by this prospectus will be passed upon by Crowe & Dunlevy, A Professional Corporation, Tulsa, Oklahoma.

                                     EXPERTS

     The consolidated financial statements of GMX Resources Inc. as of and for the years ended December 31, 2002 and 2003, have been incorporated by reference herein and in the registration statement in reliance on the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein and upon authority of said firm as experts in auditing and accounting. The audit report covering the December 31, 2003 consolidated financial statements refers to a change in accounting for asset retirement obligations.

     The information incorporated in this prospectus by reference to our Annual Report on Form 10-K for the year ended December 31, 2003, with respect to our proved oil and gas reserves as of December 31, 2003, was estimated by Sproule Associates, Inc., independent petroleum engineers, and is included in this prospectus on the authority of such firm as experts in petroleum engineering.

                INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

     The Commission allows us to "incorporate by reference" certain information we file with them, which means that we can disclose important information by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the Commission will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made by us with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until our offering is complete:

     o our Annual Report on Form 10-KSB for the fiscal year ended December 31, 2003, filed with the SEC on April 14, 2004, as amended on April 15, 2004;
     o our Quarterly Report on Form 10-QSB for the quarterly period ended March 31, 2004, filed with the SEC on May 17, 2004;
     o our Quarterly Report on Form 10-QSB for the quarterly period ended June 30, 2004, filed with the SEC on August 11, 2004;
     o our Quarterly Report on Form 10-QSB for the quarterly period ended September 30, 2004, filed with the SEC on November 8, 2004;
     o our Current Reports on Form 8-K filed with the SEC on January 22, 2004, April 7, 2004, April 9, 2004, May 6, 2004, June 4, 2004, June
          14, 2004, June 24, 2004, July 9, 2004, August 16, 2004, August 30,
          2004, September 14, 2004, September 27, 2004, November 9, 2004,
          December 21, 2004, January 12, 2005, January 21, 2005, and March 2, 2005 (other than such portions of those reports furnished pursuant to Item 12 of Form 8-K on such dates);
     o the description of our capital stock contained in our Registration Statement on Form 8-A, filed on February 8, 2001, including all amendments or reports filed for the purpose of updating the description.

     Upon written or oral request, we will provide without charge to each person to whom a copy of the prospectus is delivered, including any beneficial owner, a copy of any or all of the information that has been incorporated by reference in the prospectus but not delivered with the prospectus (other than exhibits to such documents unless such exhibits are specifically incorporated by reference herein). You may request a copy of these filings, at no cost, by writing or telephoning us at the following address: GMX Resources Inc., 9400 North Broadway, Suite 600, Oklahoma City, Oklahoma 73114, Attention: Ken L. Kenworthy, Sr., telephone: (405) 600-0711. We have authorized no one to provide you with any information that differs from that contained in this prospectus. Accordingly, you should not rely on any information that is not contained in this prospectus. You should not assume that the information in this prospectus is accurate as of any date other than the date of the front cover of this prospectus.

                        DISCLOSURE OF COMMISSION POSITION
                ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

     The Company's Amended and Restated Certificate of Incorporation ("Certificate of Incorporation") provides that, pursuant to Oklahoma law, its directors will not be liable for monetary damages for breach of the directors' fiduciary duty of care to the Company and its shareholders. The provision in the Certificate of Incorporation does not eliminate the duty of care and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Oklahoma law. However, such remedies may not be effective in all cases. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to the Company, as well as for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Oklahoma law. The provision also does not affect a director's responsibilities under any other law, such as the state or federal securities laws.

     Under Section 1031 of the Oklahoma General Corporation Act, the Company has broad powers to indemnify its directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act.

     The Company's Certificate of Incorporation provides that the Company shall indemnify its directors and officers to the fullest extent permitted by Oklahoma law. The Certificate of Incorporation thus requires the Company to indemnify such persons against expenses, judgments, fines, settlements and other amounts incurred in connection with any proceeding, whether actual or threatened, to which any such person may be made a party by reason of the fact that such person is or was a director or an officer of the Company or any of its affiliated enterprises, provided such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. However, in the case of a derivative action, an officer or director will not be entitled to indemnification in respect of any claim, issue or matter as to which such person is adjudged to be liable to the Company, unless and only to the extent that the court in which the action was brought determines that such person is fairly and reasonably entitled to indemnity for expenses.

     In addition, the Company has entered into indemnification agreements with each non-employee director of the Company which require the Company to indemnify such persons against certain liabilities and expenses incurred by any such persons by reason of their status or service as directors of the Company and which set forth procedures that will apply in the event of a claim for indemnification under such agreements. The Indemnification Agreements also require that the Company use commercially reasonable efforts to maintain policies of directors' and officers' liability insurance. The Company believes that these agreements enhance its ability to attract and retain highly qualified directors.

     As of the date of this registration statement, there is no pending litigation or proceeding involving a director or officer of the Company as to which indemnification is being sought nor is the Company aware of any threatened litigation that may result in claims for indemnification by any officer or director.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding), is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                       WHERE YOU CAN FIND MORE INFORMATION

     We file reports, proxy statements and other information with the Securities and Exchange Commission, or the Commission, in accordance with the Securities Exchange Act. You may read and copy our reports, proxy statements and other information filed by us at the public reference room of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information about the public reference rooms. Our reports, proxy statements and other information filed with the Commission are available to the public over the Internet at the Commission's website at HTTP://WWW.SEC.GOV and through a hyperlink on our Internet website at WWW.GMXRESOURCES.COM.

                                     Part II

                   Information Not Required in the Prospectus

Item 14. Other Expenses of Issuance and Distribution

The aggregate estimated (other than the registration fee) expenses to be paid in connection with this offering are as follows:

     Securities and Exchange Commission registration fee        $1,563.83
     Legal fees and expenses                                       $2,500*
     Accounting fees and expenses                                  $2,000*
     Printing expenses                                             $1,000*
     Miscellaneous expenses                                        $1,000*
                                                                ---------
     Total                                                      $8,063.83*
                                                                =========
     * Estimate.

Item 15. Indemnification of Directors and Officers

     See "Disclosure of Commission Position on Indemnification for Securities Act Liabilities" in the related prospectus and incorporated herein by reference.

Item 16. Exhibits

     The following exhibits are filed herewith or incorporated herein by reference:

EXHIBIT
 NUMBER                                DESCRIPTION
 ------                                -----------

  3.1 Amended and Restated Certificate of Incorporation of the Company (incorporated herein by reference to Exhibit 3.1 to the Company's Registration Statement on Form SB-2, as filed by the Company with the Commission on November 6, 2000, File No. 333-49328).

  3.2 Amended and Restated Bylaws of the Company (incorporated herein by reference to Exhibit 3.2 to the Company's Quarterly Report on Form 10-QSB for the quarterly period ended September 30, 2004, as filed by the Company with the Commission on November 11, 2004).

  4.1 Instruments Defining Rights of Security Holders (included in Exhibits 3.1 and 3.2)

  5.1 Opinion of Crowe & Dunlevy, A Professional Corporation, on legality of securities

  23.1         Consent of KPMG LLP

  23.2         Consent of Sproule Associates, Inc.

  23.3 Consent of Crowe & Dunlevy, A Professional Corporation (included in Exhibit 5.1)

  24.1         Power of Attorney


Item 17. Undertakings

(a) The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

          (iii) To include any additional or changed material information on the plan of distribution;

     provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with the Securities and Exchange Commission by the Registrant pursuant under the Securities Exchange Act of 1934.

     (2) To, for the purpose of determining any liability under the Securities Act, treat each post-effective amendment as a new registration statement of securities offered, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of our employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding), is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.



                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Oklahoma City, State of California, on March 9, 2005.


                                        GMX RESOURCES INC.

                                        By /s/ Ken L. Kenworthy, Sr.
                                           --------------------------------
                                           Ken L. Kenworthy, Sr.
                                           Executive Vice President and
                                           Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

          NAME                                    POSITION

Ken L. Kenworthy, Jr. *          Director, President and Chief Executive Officer
--------------------------       (principal executive officer)
Ken L. Kenworthy, Jr.

/s/ Ken L. Kenworthy, Sr.        Director, Executive Vice President and Chief
--------------------------       Financial Officer (principal financial officer)
Ken L. Kenworthy, Sr.

Steven Craig *                   Director
--------------------------
Steven Craig

T.J. Boismier *                  Director
--------------------------
T.J. Boismier

Jon McHugh *                     Director
--------------------------
Jon McHugh



*By: /s/ Ken L. Kenworthy, Sr.
     ------------------------------
     Ken L. Kenworthy, Sr.
     Attorney in Fact

                                INDEX TO EXHIBITS


EXHIBIT
 NUMBER                                DESCRIPTION
 ------                                -----------

  3.1 Amended and Restated Certificate of Incorporation of the Company (incorporated herein by reference to Exhibit 3.1 to the Company's Registration Statement on Form SB-2, as filed by the Company with the Commission on November 6, 2000, File No. 333-49328).

  3.2 Amended and Restated Bylaws of the Company (incorporated herein by reference to Exhibit 3.2 to the Company's Quarterly Report on Form 10-QSB for the quarterly period ended September 30, 2004, as filed by the Company with the Commission on November 11, 2004).

  4.1 Instruments Defining Rights of Security Holders (included in Exhibits 3.1 and 3.2)

  5.1 Opinion of Crowe & Dunlevy, A Professional Corporation, on legality of securities

  23.1         Consent of KPMG LLP

  23.2         Consent of Sproule Associates, Inc.

  23.3 Consent of Crowe & Dunlevy, A Professional Corporation (included in Exhibit 5.1)

  24.1         Power of Attorney